UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

(Date of Earliest Event Reported) January 5, 2015

West Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35846	47-0777362
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11808 Miracle Hills Drive, Omaha, Nebraska 68154

(Address of principal executive offices)

Registrant’s telephone number, including area code: (402) 963-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 5, 2014, West Corporation (the “Company”) announced the appointment of Jan Madsen as its new Chief Financial Officer and Treasurer. Ms. Madsen will replace Paul Mendlik, who previously announced his plan to retire. Mr. Mendlik will remain the Company’s Chief Financial Officer through the filing of the Company’s 2014 Form 10-K.

Prior to joining the Company in December 2014, Ms. Madsen served as Vice President for Finance for Creighton University from September 2010 to December 2014. Prior to joining Creighton University, Ms. Madsen served as a consultant and, prior thereto, as Chief Financial Officer for the Financial Services Division of First Data Corporation.

Ms. Madsen has no direct or indirect material interest in any transactions required to be disclosed pursuant to Item 404(a) of Regulation S-K, and there are no family relationships involving Ms. Madsen required to be disclosed pursuant to Item 401(d) of Regulation S-K.

In anticipation of Ms. Madsen’s appointment, the Company entered into its standard form of indemnification agreement as well as an employment agreement with Ms. Madsen (the “Employment Agreement”), which sets forth, among other things, Ms. Madsen’s minimum base salary, non-equity incentive compensation opportunities and entitlement to participate in the Company’s benefit plans. Ms. Madsen also received an award of 37,500 shares of restricted stock granted under the terms of the West Corporation 2013 Long-term Incentive Plan and the Company’s previously approved form of restricted stock award agreement, which award vests over a four-year period.

Employment Agreement

Salary and Bonus

Ms. Madsen’s initial base salary under the Employment Agreement is $400,000 annually. No bonus is to be paid for the 2014 calendar year. For 2015, Ms. Madsen will be eligible to earn a bonus based upon the Company’s performance, with a target bonus of $400,000. The methodology for calculating Ms. Madsen’s performance bonus will be determined by the Company’s Compensation Committee during the first quarter of 2015.

Term and Termination

The term of the Employment Agreement commenced on December 24, 2014 and continues indefinitely until terminated pursuant to its terms. The Employment Agreement terminates immediately in the case of Ms. Madsen’s death and her employment may otherwise be terminated voluntarily by either party at any time, subject to the terms and conditions of Employment Agreement.

In the event that employment is terminated, Ms. Madsen is entitled to severance payments determined by the nature of the termination. If the Company terminates Ms. Madsen’s employment for “cause” (as described below), Ms. Madsen is entitled only to the obligations already accrued under her employment agreement (any such obligations are referred to as “accrued obligations”). If Ms. Madsen dies, she will be entitled to the accrued obligations and the earned bonus for the year in which her death occurs. If Ms. Madsen terminates her employment without “good reason” (as described below), Ms. Madsen is entitled to receive any accrued obligations. If the Company terminates Ms. Madsen’s employment without cause or if Ms. Madsen terminates her employment for good reason, Ms. Madsen is entitled to receive any accrued obligations and one times her base compensation payable in equal installments for a one-year period beginning on the date of the termination, plus an amount equal to the projected annual bonus payable Ms. Madsen as of the date of termination, determined based on the weekly performance projection for the remainder of the calendar year as of the second Friday following the date of termination, as applied to the terms and conditions of the applicable bonus schedule, which amount shall be payable in a lump sum payment no later than 2 1⁄2 months after the end of the fiscal year in which such bonus is earned.

Under the Employment Agreement, “cause” shall be deemed to exist if there is a determination that Ms. Madsen has engaged in significant objective acts or omissions constituting dishonesty, willful misconduct, or gross negligence relating to the Company’s business. The Employment Agreement defines “good reason” as the occurrence of one of the following events without the consent of Ms. Madsen:

•	both (i) a reduction in any material respect in Ms. Madsen’s position(s), duties or responsibilities with the Company, and (ii) an adverse material change in Ms. Madsen’s reporting responsibilities, titles or offices with the Company;

•	a reduction of 20% or more in Ms. Madsen’s rate of annual base salary other than a reduction made after the Company determines such reduction is a reasonably necessary step or component to address potential breaches or violations of any debt covenants; or

•	any requirement of the Company that Ms. Madsen be based more than 50 miles from the facility where Ms. Madsen is based as of the date of the Employment Agreement.

Restrictive Covenants

Pursuant to the Employment Agreement, Ms. Madsen is subject to restrictive covenants related to the protection of confidential information, non-competition, inventions and discoveries, and the diversion of the Company’s employees. Ms. Madsen’s breach of any of the restrictive covenants contained in the Employment Agreement entitles the Company to injunctive relief and the return of any severance payments (excluding accrued obligations) in addition to any other remedies to which the Company may be entitled.

Change in Control Agreement

Ms. Madsen has also entered into the Company’s standard form of change in control severance agreement (“Change in Control Agreement”) pursuant to which she would be entitled to the following severance benefits if her employment with the Company terminates during the two-year period following the consummation of a Change in Control (as defined in the Change in Control Agreement) for any reason other than cause, resignation without good reason, death or disability, as described in the Change in Control Agreement, or if her employment is terminated by the Company without cause prior to the consummation of a Change in Control at the direction or request of the person or group contemplating the Change in Control:

•	any unpaid base salary and bonus;

•	a prorated bonus for the year in which the termination occurs, based on the higher of the target bonus for the year of termination or the target bonus in effect immediately prior to the consummation of the Change in Control;

•	a lump sum payment equal to two times the sum of her highest annual base salary in effect during the 12 months prior to the termination date plus her target annual bonus in effect immediately prior to the termination date (or, if higher, the average of her bonuses during the three years prior to the date of the Change in Control);

•	continued benefit coverage for Ms. Madsen and her dependents for a period of two years after the date of termination;

•	accelerated vesting of any long-term incentive award (including, without limitation, any option, restricted stock, restricted stock unit, and other equity-based award) held by her, with any applicable performance goals deemed satisfied at the target level; and

•	outplacement assistance for a period of 12 months.

The severance benefits under the Change in Control Agreement are in lieu of any severance compensation paid under the Employment Agreement; except that, if the cash severance compensation payable under the Employment Agreement exceeds the cash severance under the Change in Control Agreement, then she will receive the cash severance payable under the Employment Agreement rather than the cash severance payable under the Change in Control Agreement. If the payments to Ms. Madsen would cause her to be subject to an excise tax under section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), then she may elect to reduce the payments to the largest amount that could be payable without causing any payment to be (i) subject to the excise tax or (ii) nondeductible by the Company by reason of Section 280G of the Code.

The foregoing description is qualified in its entirety by reference to the Employment Agreement, which is attached hereto as Exhibit 10.1, and the form of Change in Control Severance Agreement, which was filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q on November 6, 2014.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

  10.1     Employment Agreement, dated December 24, 2014, between West Corporation and Jan Madsen.

  99.1     Press release, dated January 5, 2015, announcing the appointment of Ms. Madsen.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST CORPORATION

Dated: January 5, 2015	By:	/s/ Paul M. Mendlik
Paul M. Mendlik
Chief Financial Officer